Adamis 8-K

Exhibit 99.1

Adamis Completes Acquisition of a Technology for a Potential Universal Cancer Vaccine

Tuesday, April 19, 9:30am ET

San Diego, California – April 19, 2011 – Adamis Pharmaceuticals Corporation (OTCBB: ADMP.OB), today announced the completion of the acquisition of a unique patented cancer vaccine technology from the Regents of the University of California. The patent comprises “Composition and Method for Inducing and Enhancing a Telomerase Reverse Transcriptase-Reactive Cytotoxic T Lymphocyte Response.”  The technology was discovered and developed by Maurizio Zanetti, M.D. at the University of California, San Diego (UCSD).  In addition to this license, Adamis licensed a complementary patent, “Cancer Immunotherapy and Diagnosis Using Universal Tumor Associated Antigens, Including Human Telomerase Reverse Transcriptase,” based on similar technology from the Dana-Farber/ Harvard Cancer Center.  This technology constitutes the basis of a novel cell-based cancer vaccine, TeloB-VAX, which activates the body’s natural defense machinery to stimulate an immune response against one of nature’s universal tumor markers, i.e. telomerase.  The vaccine utilizes the patient’s own B cells as antigen producing and antigen presenting cells.  B cells represent approximately 12% of the circulating blood cells.

Dr. Zanetti, Professor of Medicine and Director of the Laboratory of Immunology at the UC San Diego Moores Cancer Center, stated of the TeloB-Vax vaccine, “It is the first concrete opportunity to program the immune system to mobilize killer lymphocytes to combat cancer cells, whether these are adult differentiated cells or progenitor cancer stem cells.  Since telomerase is increased in over 85% of all cancers, the vaccine can potentially be used to treat multiple cancer types, such as breast, lung, and colon cancer.  It can truly be considered a platform therapeutic vaccine technology.  It is like the polio vaccine for cancer.”

Adamis’ therapeutic cancer vaccine is conceptually distinct from the only FDA approved cell-based cancer vaccine, Provenge, developed by Dendreon Corporation (NASDAQ: DNDN).  Adamis’ TeloB-VAX vaccine is composed of the patients’ own circulating B lymphocytes harboring a unique patented engineered plasmid DNA.  The transfection (plasmid DNA entering the B cell) procedure is “spontaneous”, requiring no facilitating molecules or devices.  After 60 minutes of incubation with the plasmid, the cells can be re-infused back into the patient.  TeloB-VAX prostate cancer vaccine has been shown to induce a potent cellular immune response against the first truly common cancer marker, the telomerase reverse transcriptase (TERT).  Telomerase was the subject of the Nobel Prize for Medicine in 2009.

A Phase 1 study completed at UCSD in castrate resistant prostate cancer (CRPC) patients demonstrated this vaccine to be safe, non-toxic and immunogenic.  Two injections of TeloB-VAX, spaced one month apart, was shown to induce a specific CD8 T cell response.  More important, the T cells induced post vaccination were shown to specifically kill prostate cancer cells.

Adamis believes the UCSD and Harvard technology offers some significant advantages over the existing FDA approved vaccine, Provenge.  Some of the advantages include: 1) prolonged antigen presentation by B cells (5 days) as compared to the short presentation time by dendritic cells (12 hours); 2) a unique patented platform technology using a universal cancer antigen (marker) that is increased in approximately 85% of all tumors; 3) induces an immune response after a single injection; 4) no need for complicated culture procedures; 5) much fewer steps; and, 6) lower cost.  TeloB-VAX may prove to be called a “universal cancer vaccine” that could induce immunity against multiple cancer types as well as targeting the specific cancer stem cell.

Telomerase is an enzyme that adds DNA sequence repeats (e.g., "TTAGGG") to the 3’ end of DNA strands in the telomere regions of chromosomes at every cell division.  Telomerase confers the immortality trait that converts normal cells into cancer cells and prevents the erosion of telomeres and end-to-end chromosomal fusion.  As such, telomerase is over-expressed in the vast majority of differentiated cancer cell types.  Importantly, telomerase is also necessary for self-renewal of cancer stem cells and cancer cell progenitors.  Based on the foregoing, TERT is an antigen or tumor marker expressed in both differentiated and progenitor cancer cells making vaccination against TERT a potentially effective measure to induce an immune response against cancer cells at both stages of differentiation.

Dr. Dennis J. Carlo, President and CEO of Adamis Pharamceuticals stated “We continue to add significant assets to our cancer franchise.  Our telomerase therapeutic cancer vaccine could very well prove to be pivotal in the treatment of many types of cancer.  Telomerase is probably the closest to any universal tumor marker that we know of today.  Attacking telomerase and effectively interfering with its biologic activity could very well be the key to the treasure in inhibiting the growth of cancer cells”.

Adamis has recently contracted for the manufacture of additional plasmid in preparation for expanding the clinical studies in prostate cancer patients.  Please see Adamis’ website for a short animated video describing and explaining the TeloB-VAX process and procedure (www.adamispharma.com).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These statements relate to future events or our future results of operations or future financial performance, including, but not limited to the following statements: the company’s beliefs concerning the safety and effectiveness of the compounds and drug product candidates described in this press release; the results of any future clinical trials that the company may conduct relating to the licensed compounds; the ability to fund future product development; future revenues expected from any of the licensed compounds, assuming that they are developed and approved for marketing by the FDA and other regulatory authorities; future revenues from the company’s other products; the ability to acquire other compounds and product candidates; and the intellectual property protection that may be afforded by any patents or patent applications relating to the licensed compounds.  Statements in this press release concerning future milestone events depend on several factors beyond the company’s control, including receipt of adequate funding to support these activities.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis’ actual results to be materially different from these forward-looking statements.  Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.  Adamis expressly disclaims any intent to update any forward-looking statements.

For Additional Information

Capital Group Communications, Inc.
Mark Gundy     mark.gundy@capitalgc.com
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Heritage First Capital & Equity Research
Jeffrey D. Brown   jeff@heritagefirst.com
Tel: 603 343-4269

Equititrend
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Tel: 1-800-953-3350